Exhibit 4.50

No:                            PT-JM-20190002

Loan Agreement

This loan agreement (hereinafter referred as the “Loan Agreement”) dated as of July 19, 2019 and executed in Chaoyang District, Beijing, is entered into by and between:

Pintec Technology Holdings Limited (hereinafter referred as the “Lender” or “Party A”)

Address: P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1106

Jimu Holdings Limited (hereinafter referred as the “Borrower” or “Party B”)

Address: Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands

Next Hop Holdings Limited

Address: P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Next Hop HongKong Limited

Address: Room 602, Chung Wai Commercial Building, 447-449 Lockhart Road, Causeway Bay, Hong Kong

Sky City HongKong Limited

Address: Room 602, Chung Wai Commercial Building, 447-449 Lockhart Road, Causeway Bay, Hong Kong

Whereas, as the date of this Loan Agreement, Party A and its affiliates (Next Hop Holdings Limited, Next Hop HongKong Limited, Sky City HongKong Limited) and Party B enjoy account receivables from the other party, and owe account payables to the other party, through friendly consultation, each party enters into this Loan Agreement and agrees as follows:

1.                  Loan

1.1                     As of the date December 31, 2018, the outstanding principal provided by the loans from Party A to Party B is twenty-one million three hundred eighty-four thousand three hundred and two U.S. dollars (US$21,384,302.00) in total.

1.2                     As of the date December 31, 2018, the loan payable by Next Hop Holdings Limited, Next Hop HongKong Limited, and Sky City HongKong Limited to Party B is thirty thousand U.S. dollars (US$30,000.00) in total.

1.3                     Each party agrees that all the payables borne by Next Hop Holdings Limited, Next Hop HongKong Limited, and Sky City HongKong Limited will be transferred to Party A, and the same amount of payables and receivables between Party A and Party B shall be offset against each other, i.e. 21,384,302.00 – 30,000.00 = 21,354,302.00. Therefore, as the date of December 31, 2018, the outstanding principal provided by the loans from Party A to Party B is twenty-one million three hundred fifty-four thousand three hundred and two U.S. dollars (US$21,354,302.00).

1.4                     The maturity date of the loan is January 31, 2020.

1.5                     Each party agrees that for the period from April 1, 2018 to December 31, 2018, the principal and the corresponding interest shall be calculated following the rules below:

(1)                                 Following the rules set out under clauses 1.1 to 1.3 to calculate the outstanding principal amount of loans provided from Party A to Party B at the date preceding the first day of each quarter of the calendar year (namely, March 31, 2018, June 30, 2018, and September 30, 2018);

(2)                                 Such outstanding principal amount shall be deemed as the principal for the coming quarter, with the annual interest at 3.5% to calculate the interest for such quarter.

1.6                     From January 1, 2019, the interest will be calculated based on the principal set forth in clause 1.3 and a 3.5% annual interest rate (daily rate = annual rate / 365).

2.                  Purpose of the Loan

2.1                     Each party agrees the loan is only for the purpose of funding the working capital of the Borrower.

3.                  Repayment

3.1                     The Borrower shall repay the loan, namely, the principal and the corresponding interest, by one lump sum to the Lender before the expiration of the term of the loan. Each party agrees the Borrower is entitled to partly or entirely prepay the loan; if the Borrower prepays the loan, the corresponding interest for the principal prepaid shall be calculated until the date the actual prepayment is made.

3.2                     The Lender and the Borrower hereby agree and confirm the Borrower is unconditionally responsible for the repayment and no repayment notice is required from the Lender.

3.3                     Details of the Lender’s bank account are set out below:

Account Name:

Opening Bank:

Account:

4.                  Representations and Warranties

4.1                     The Lender represents and warrants as follows:

(1)                                 The Lender is duly incorporated and validly existing as a corporation under the applicable laws;

(2)                                 The Lender has the authority to enter into this Loan Agreement and perform the obligations contemplated under this Loan Agreement;

(3)                                 The obligations contemplated under this Loan Agreement are valid, binding and enforceable in accordance with this Loan Agreement;

(4)                                 The source of the loan under this Loan Agreement is legal, and is not the proceeds or benefits from any crimes in relation to drugs, mafias, terrorists, smugglers, bribery and corruption, disrupting the order of financial administration or financial fraud, and no breach of the applicable laws exists.

4.2                     The Borrower represents and warrants as follows:

(1)                                 The Borrower is duly incorporated and validly existing as a corporation with limited liability under the applicable laws;

(2)                                 The Borrower has the authority to enter into this Loan Agreement and perform the obligations contemplated under this Loan Agreement;

(3)                                 The obligations contemplated under this Loan Agreement are valid, binding and enforceable in accordance with this Loan Agreement;

(4)                                 To use the loan in accordance with the purpose of the loan under this Loan Agreement, and not use it for any other purpose or any illegal conduct.

5.                  Confidentiality

5.1                     Each party acknowledges and confirms that any information received from the other party orally or in writing for the purpose of this Loan Agreement is confidential information. Each party shall keep such information confidential and cannot disclose any related information without the other party’s prior written consent, but the following information shall not subject to such confidentiality: (a) information that is or will be generally known to the public (provided that such information does not result from the receiving party’s unauthorized disclosure to the public); (b) disclosure of such information is required by applicable laws or security exchange rules; or (c) information to be disclosed to the directors or the legal or financial advisors of any party for the transactions contemplated under this Loan Agreement, provided such directors or legal or financial advisors are subject to confidentiality obligations similar to those in this confidentiality clause. Any leak of confidential information made by the employee or counsel of one party shall be deemed as a leak made by that party, and that party shall be liable for the breach in accordance with this Loan Agreement. This clause shall remain in force regardless of whether this Loan Agreement is terminated for any reason.

6.                  Responsibility for Breach

6.1                     Any party who breaches any clause under this Loan Agreement, fails to perform its obligations under this Loan Agreement or makes all or part of the clauses under this Loan Agreement impossible to be executed, shall be responsible for the breach, and shall compensate the loss (including the corresponding fees for litigation and legal counsel) the other party incurred that resulted from such breach; if both parties breach, each party shall bear its responsibilities in according to the actual situation.

7.                  Governing Law and Dispute Resolution

7.1                     The execution, validity, performance, interpretation, amendment and termination of this Loan Agreement and the resolution of any dispute in relation to this Loan Agreement shall be governed by the laws of People’s Republic of China.

7.2                     In the event of any dispute arising in the interpretation or performance of this Loan Agreement, all parties shall negotiate in good faith first. If such dispute has not been resolved within 30 days of one party having sent the written negotiation request to another party, either party will be entitled to submit such dispute to the Beijing Arbitration Commission for arbitration.

8.                  Miscellaneous

8.1                     Any amendment or supplement to this Loan Agreement or its attachments shall be made in writing.

8.2                     This Loan Agreement shall come into force on the date of execution, and shall terminated automatically until the date when all the loans under this Loan Agreement have been repaid.

8.3                     If one or more clauses under this Loan Agreement is determined as invalid, illegal or not enforceable pursuant to any laws or regulations in any respect, the validity, legality or enforceability of the remaining clauses shall not be affected or prejudiced. All the parties shall negotiate in good faith to replace such invalid, illegal or unenforceable clauses to the greatest extent permitted by the law and the expectations of the parties, while such new clause shall have, to the greatest extent possible, a similar effect from a financial perspective as those invalid, illegal or not enforceable clauses have.

8.4                     With respect to matters not specifically covered herein, all parties are entitled to negotiate in writing.

8.5                     This Loan Agreement is written in the Chinese language in five counterparts, each party holding one counterpart, each counterpart having the same legal effect.

(Left Blank Intentionally)

Therefore, each party has entered into this Loan Agreement on the date stated at the beginning of this Agreement. The Loan Agreement shall come into force immediately.

Pintec Technology Holdings Limited		(Signature by authorized signatory)
By:	/s/ Wei Wei
Name:	Wei Wei

Next Hop Holdings Limited		(Signature by authorized signatory)
By:	/s/ Wei Wei
Name:	Wei Wei

Next Hop Hongkong Limited		(Signature by authorized signatory)
By:	/s/ Wei Wei
Name:	Wei Wei

Sky City HongKong Limited		(Signature by authorized signatory)
By:	/s/ Wei Wei
Name:	Wei Wei

Therefore, each party has entered into this Loan Agreement on the date stated at the beginning of this Agreement. The Loan Agreement shall come into force immediately.

Jimu Holdings Limited		(Signature by authorized signatory)
By:	/s/ Jun Dong
Name:	Jun Dong